Exhibit 10.1

September 30, 2020

Mr. Jonathon R. Skeels

620 Newport Center Drive, 11th Fl

Newport Beach, CA 92660

Dear Mr. Skeels:

This letter agreement confirms the terms of your employment with HopTo, Inc. (the “Company”), which terms shall be retroactive to July 1, 2020.

1.	Position. You will serve as the Company’s Chief Executive Officer and interim Chief Financial Officer and report directly to the Company’s board of directors. In such position, you shall have such duties, authority, and responsibilities as shall be determined from time to time by the Company’s board of directors, which duties, authority, and responsibilities are consistent with your position. By signing this letter agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. You shall be permitted to perform your duties and conduct your business principally in California. You agree that work involves travel and other United States locations in order to fulfill the responsibilities of the position.

2.	Cash Compensation. The Company will pay you a salary at the rate of $200,000, less applicable taxes and withholdings, per year, payable in accordance with the Company’s standard payroll schedule, as in effect from time to time.

3.	Cash Bonus. In the sole discretion of the Company’s board of directors, you may receive an annual bonus.

4.	Equity Compensation. You shall not be entitled to any award of stock options or other equity-based compensation, but the Company’s board of directors may make award you equity-based compensation in its sole discretion.

5.	Employee Benefits. You will be eligible to participate in Company-sponsored benefits offered to Company employees from time to time, subject to the terms and conditions of the applicable plans and policies of the Company as in effect from time to time.

6.	Expenses. The Company will reimburse your reasonable and documented out-of-pocket expenses incurred in connection with your service to the Company and pursuit of new opportunities on the Company’s behalf, provided you comply with the Company’s expense reimbursement policy.

7.	Employment Relationship. Your employment with the Company shall not be for any specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. Any representations contrary thereto that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company with respect to the term of your employment by the Company. Although your job duties, title, work location, compensation and benefits, as well as the Company’s personnel policies and procedures (which you are expected to abide by), may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8.	Conflict of Interest. You must refrain from engaging in any activity or having a personal interest that presents a conflict of interest and should seek to avoid even the appearance of a conflict of interest. A conflict of interest occurs when your personal interest interferes with the business interests of the Company. A conflict of interest can arise whenever you take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively. The Company acknowledges that you are a managing partner of Novelty Capital, LLC and affiliated entities (“Novelty Capital”). If any opportunity that is within the Company’s line of business comes to you, including, but not limited to, in your role with Novelty Capital, you will discuss such opportunity with the Company’s board of directors before pursuing or facilitating such opportunity with any other party. It is your responsibility to disclose any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the board of directors, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest.

9.	Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other employment related deductions. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation by the Company.

10.	Section 409A. It is intended that all of the benefits and other payments payable under this letter agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended and the treasury regulations thereunder and any state law of similar effect (collectively, “Section 409A”), and this letter agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this letter agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Specifically, the severance benefits under this letter agreement are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and each installment of severance benefits, if any, is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). However, if such exemptions are not available and you are, upon separation from the Company, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (a) six months and one day after your separation, or (b) your death. Severance benefits shall not commence until you have separated from the Company. If severance benefits are not covered by one or more exemptions from the application of Section 409A and a release by you of the Company could become effective in the calendar year following the calendar year in which your separation from the Company occurs, such release will not be deemed effective, for purposes of payment of severance benefits, any earlier than the first day of the second calendar year. Except to the minimum extent that payments must be delayed because you are a “specified employee” or until the effectiveness of a release by you of the Company, all severance amounts will be paid as soon as practicable in accordance with this letter agreement and the Company’s normal payroll practices.

11.	Termination. If your employment with the Company is terminated by the Company without Cause (as defined in the Graphon 2008 Equity Incentive Plan, as amended), the Company will, against receipt of a mutual release (in a reasonable form prepared by the Company), (a) pay you, in equal installments over the course of twelve months, twelve months of your salary in effect as of the date of such termination and (b) pay the premiums for continuation of your and your family’s health insurance for twelve months following termination (or until an earlier date at which time you and your family are covered by a subsequent employer’s health insurance). Any obligation of the Company to make any payment pursuant to this Section is conditioned upon you first executing and delivering to the Company an effective release, in a reasonable form prepared by the Company, within 21 days after the date of termination of employment and not revoking such Release.

12.	Interpretation, Amendment and Enforcement. This letter agreement, together with the proprietary information and inventions agreement, attached as Exhibit A, constitutes the complete and exclusive statement of your employment agreement with the Company, and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company regarding these subject matters. Modifications or amendments to this letter agreement, other than those changes expressly reserved to the Company’s discretion in this letter, must be made in a written agreement signed by you and a duly authorized officer of the Company (other than you). If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

13.	Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of California without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of California, county of Orange. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH MATTER.

This letter agreement shall be binding upon any entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such entity or person actively assumes the obligations hereunder and without regard to whether or not a change of control occurs. This letter agreement and your rights and obligations hereunder shall not be assignable by you.

Please sign and return a copy of this letter agreement, whereupon it will become a binding agreement between you and the Company.

Very truly yours,

/s/ Richard S. Chernicoff
Richard S. Chernicoff
Director
HopTo, Inc.

Accepted and agreed as of the date first written above:

/s/ Jonathon R. Skeels
Jonathon R. Skeels